Exhibit 99.1
International Flavors and Fragrances, Inc.

NEWS RELEASE

FOR IMMEDIATE RELEASE

Doug Tough to Assume Role as

IFF Chairman & CEO Effective March 1, 2010

NEW YORK, N.Y., February 17, 2010 – International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today announced that current Non-Executive Chairman, Douglas D. Tough, will assume the role of Chairman and Chief Executive Officer effective March 1, 2010.

“As I begin my journey as Chairman and Chief Executive Officer of International Flavors & Fragrances, I am excited to lead our organization into the next decade and leverage the enormous opportunities that exist for such a dynamic Company,” said Doug Tough.  “Throughout its long history, IFF’s strong credentials across a range of critical factors have provided the company with a winning heritage.  Going forward, I will look to work with the talented team to create an even brighter future for IFF and all its constituents.”

Doug Tough continued, “I am extremely grateful to the senior leadership team as well as all our employees for their focus during the recent transition period.  In a challenging economic environment, they were able to make fundamental enhancements that drove improved performance over the second half of 2009.  I am also grateful to my colleagues on the IFF Board for their support and counsel.  I look forward to leading this outstanding team through the next phase of IFF’s growth.”

Doug Tough, a proven consumer products executive, joined the Board of IFF in October 2008. He has been CEO of Australia-based Ansell Limited for nearly six years.  Prior to Ansell, he had a 17-year career with Cadbury Schweppes Plc where he held a variety of senior positions overseeing consumer products divisions both in the U.S. and abroad.

About IFF
International Flavors & Fragrances Inc. (NYSE: IFF), is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods.  Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products.  The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings.  A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 32 countries worldwide. For more information, please visit our website at www.iff.com.

Investor & Media Relations Contact:
International Flavors & Fragrances
Michael DeVeau
212-708-7164

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